MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Catalyst Funds

Exhibit 1

Percentage of Average
Fund	Daily Net Assets
Catalyst Small-Cap Insider Buying Fund	1.25%
Catalyst Insider Buying Fund	1.00%
Catalyst/SMH High Income Fund	1.00%
Catalyst/SMH Total Return Income Fund	1.00%
Catalyst Growth of Income Fund	1.00%
Catalyst/MAP Global Balanced Fund	1.00%
Catalyst/MAP Global Equity Fund	1.00%
Catalyst Dynamic Alpha Fund	1.00%
Catalyst/CP World Equity Fund*	1.00%
Catalyst/CP Focus Large Cap Fund*	1.00%
Catalyst/CP Focus Mid Cap Fund*	1.00%
Catalyst/Lyons Tactical Allocation Fund	1.25%
Catalyst/Exceed Defined Risk Fund*	1.25%
Catalyst/CIFC Floating Rate Income Fund*	1.00%
Catalyst Hedged Futures Strategy Fund*	1.75%
Catalyst Buyback Strategy Fund*	1.00%
Catalyst Insider Income Fund*	0.75%
Catalyst Systematic Alpha Fund*	1.50%
Catalyst/Stone Beach Income Opportunity Fund*	1.25%
Catalyst/Princeton Credit Opportunity Fund*	1.50%
Catalyst MLP & Infrastructure Fund*	1.25%
Catalyst Multi-Strategy Fund*	1.75%
Catalyst Enhanced Core Fund*	0.99%
Catalyst Hedged Commodity Strategy Fund*	1.75%
Catalyst/Millburn Hedge Strategy Fund*	1.75%
Catalyst/Exceed Defined Shield Fund*	1.25%
Catalyst Enhanced Income Strategy Fund*	1.50%
Catalyst/Teza Algorithmic Allocation Income Fund*	1.90%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit I for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

As amended: November 11, 2019

Mutual Fund Series Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

Catalyst Capital Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: CEO